Exhibit 3.38
CERTIFICATE OF INCORPORATION
OF
THUMS LONG BEACH COMPANY

FIRST: The name of the corporation is
THUMS LONG BEACH COMPANY
SECOND: The principal office of the corporation is located at No. 100 West Tenth Street, City of Wilmington, County of New Castle, State of Delaware, United States of America. The name and address of the corporation's resident agent are: The Corporation Trust Company, No. 100 West Tenth Street, City of Wilmington, County of New Castle, State of Delaware, United States of America.
THIRD: The objects and purposes to be transacted, promoted, and carried on by the corporation are as follows:
1.    To act only as agent for the Field Contractor (as the same may be comprised from time to time) in the latter's performance of that certain Contractors' Agreement, Long Beach Unit, Wilmington Oil Field, California, entered into under date of March 2, 1965, by the City of Long Beach, California, with certain entities denominated therein as Field Contractor and Nonoperating Contractors, as said agreement may be amended, supplemented, or extended.
2.    To exercise all powers, rights, and privileges afforded to corporations by the laws of Delaware at any time in force, subject, however, to the limitations herein set forth and to the limitations of applicable laws of other jurisdictions as to activities carried on within or governed by the laws of such other jurisdictions.
The objects and purposes to be transacted, promoted, and carried on by the corporation do not include any right or power to own or acquire, in any capacity whatsoever, any economic or other interest in, to, or under said 'Contractors' Agreement or the Unit or Unit Operating Agreement referred to therein, nor to own or acquire any interest in any other property, whether real or personal, except in the capacity of agent for its principal, said Field Contractor, pursuant to any agreement of agency which may be entered into or amended from time to time with said Field Contractor.
The corporation shall not have any control over or right to dispose of oil, gas, or other hydrocarbons produced from any source.
FOURTH: The total number of shares of stock which the corporation shall have authority to issue is Five Hundred (500) shares of common stock of the par value of Ten Dollars ($10.00) per share.
FIFTH: The minimum amount of capital with which the corporation will commence business is Five Thousand Dollars ($5,000.00).
SIXTH: The names and places of residence of each of the incorporators are as follows:

NAMES	ADDRESSES
A. D. Atwell	Wilmington, Delaware
F. J. Obara, Jr.	Wilmington, Delaware
A. D. Grier	Wilmington, Delaware

SEVENTH: The corporation shall have perpetual existence.
EIGHTH: The private property of the stockholders shall be subject to the payment of corporate debts to the full extent that said debts are incurred in the performance of the objects or purposes to be transacted, promoted, or carried on as set forth in article THIRD.
NINTH: At all elections of directors of the corporation, each stockholder shall be entitled to as many votes as shall equal the number of votes which (except for this provision) he would be entitled to cast for the election of directors with respect to his shares of stock multiplied by the number of directors to be elected, and he may cast all of such votes for a single director or may distribute them among the number to be voted for, or for any two or more of them as he may see fit.
TENTH: The number of directors of the corporation shall be such as from time to time may be fixed by, or in the manner provided in, the Bylaws, but shall not be less than five. Directors need not be stockholders. Unless the Bylaws otherwise provide, voting at elections of directors need not be by ballot. Vacancies and newly created directorships resulting in an increase in the number of directors may be filled by the directors or by the stockholders at any annual or special meeting as shall be provided in the Bylaws. Stockholders holding shares sufficient under article NINTH to enable them to elect at least one director may, in the event of such vacancy or newly created directorship, at any time call a meeting of stockholders for the election of all directors, and, in such event, such meeting shall be held for the election of all directors and the term of office of all directors then in office shall expire when their successors are respectively elected and qualified.
ELEVENTH: In furtherance, and not in limitation, of the powers conferred by law, both stockholders and directors shall have power, If the Bylaws so provide, to hold their meetings either within or without the State of Delaware, to have one or more offices in addition to the principal office in Delaware, and to keep the books of the corporation (subject to the provisions of the laws of said state) outside the State of Delaware at such places as may be from time to time designated by them.
TWELFTH: The stockholders of the corporation shall have the pre-emptive right to subscribe to and purchase any shares of stock issued or offered for sale by the corporation in proportion to their respective stock holdings at that time.
THIRTEENTH: In the absence of fraud, no contract or other transaction between the corporation and any other corporation, and no act of the corporation, shall in any way be invalidated or otherwise affected by the fact that any one or more of the directors of the corporation are pecuniarily or otherwise interested in, or are directors or officers of, such other corporation. Any director of the corporation individually, or any firm or association of which any director may be a member, may be a party to, or may be pecuniarily or otherwise interested in, any contract or transaction of the corporation, provided that the fact that he individually or such firm or association is so interested shall be disclosed or shall have been known to the board of directors of the corporation or a majority thereof; and any director of the corporation, who is also a director or officer of such other corporation or who is so interested, may be counted in determining the existence of a quorum at any meeting of the board of directors or of any committee of the corporation which shall authorize any such contract or transaction and may vote thereat to authorize any such contract or transaction with like force and effect as if he were not such director or officer of such other corporation or not so interested.
FOURTEENTH: This corporation reserves the right to amend, alter, change, or repeal any provision in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, when authorized by the unanimous vote or consent in writing of all the stockholders of the corporation entitled to vote.

WE, THE UNDERSIGNED, being each of the incorporators hereinbefore named for the purpose of forming a corporation in pursuance of the General Corporation Law of the State of Delaware, do make this certificate, hereby declaring and certifying that the facts herein stated are true, and accordingly have hereunto set our hands and seals this 25th day of March, 1965.

IN THE PRESENCE OF:    /s/A.D. Atwell (SEAL)
/s/F.J. Obara, Jr. (SEAL)
/s/A.D. Grier (SEAL)

STATE OF DELAWARE    )
)    ss:
COUNTY OF NEW CASTLE    )
BE IT REMEMBERED that on this 25th day of March, 1965, personally came before me, a Notary Public for the State of Delaware, A. D. Atwell, F. J. Obara, Jr. and A. D. Grier, all of the parties to the foregoing certificate of incorporation, known to me personally to be such, and severally acknowledged the said certificate to be the act and deed of the signers respectively and that the facts therein stated are truly set forth.
GIVEN under my hand and seal of office the day and year aforesaid.

/s/ Howard K. Webb
Notary Public

(SEAL)